As filed with the United States Securities and Exchange Commission on March 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OCUGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3522315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

263 Great Valley Parkway

Malvern, Pennsylvania 19355

(484) 328-4701
(Address, including zip code, of principal executive offices)

OCUGEN, INC. 2019 EQUITY INCENTIVE PLAN

(Full title of the plans)

Shankar Musunuri
Chairman of the Board and Chief Executive Officer
Ocugen, Inc.
263 Great Valley Parkway
Malvern, Pennsylvania 19355
(484) 328-4701
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq.
Jennifer L. Porter, Esq.
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103
(215) 981-4331

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share, reserved for issuance pursuant to 2019 Equity Incentive Plan	7,360,475	(2)	$8.85	(3)	$65,140,203.75	$7,106.80
Total	7,360,475		—		$65,140,203.75	$7,106.80

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Ocugen, Inc. (the “Company”), which become issuable under the above-named plan by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.
(2) Represents 7,360,475 shares of Common Stock of the Company that were added to the shares authorized for issuance under the Ocugen, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) on January 4, 2021, pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision in the 2019 Plan, as of the first business day of each fiscal year, the aggregate number of shares of Common Stock that may be issued under the 2019 Plan shall automatically increase by a number equal to the lesser of (x) 4.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, or (y) such lesser number of shares of Common Stock determined by the Company’s Board of Directors.
(3) This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 19, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 7,360,475 shares of common stock, par value $0.01 per share (“Common Stock”) of Ocugen, Inc. (the “Registrant”), issuable pursuant to the Ocugen, Inc. 2019 Equity Incentive Plan (the “2019 Plan”). These additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision in the 2019 Plan, which provides that the total number of shares subject to such plan will be increased on the first day of each fiscal year pursuant to a specified formula or will be increased to such lesser total number of shares as may be determined by the Board. Upon the effectiveness of this Registration Statement, an aggregate of 11,527,109 shares of Common Stock will be registered for issuance from time to time under the 2019 Plan. The contents of the previous Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on March 27, 2020 (File No. 333-237454), to the extent not otherwise amended or superseded by the contents hereof, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents of the Registrant, filed or to be filed with the Commission, are incorporated by reference in this Registration Statement as of their respective dates:

(a)            the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 19, 2021, which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed (the “2020 Form 10-K”);

(b)           the Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports related to such items) filed with the Commission on January 8, 2021, January 12, 2021, February 4, 2021, February 9, 2021, February 23, 2021, March 3, 2021, March 5, 2021 and March 17, 2021; and

(c)            the description of the Registrant’s Common Stock contained in its registration statement on Form 8-A filed with the Commission on November 18, 2014 (File No. 001-36751), together with any amendments or reports filed for the purposes of updating this description, including Exhibit 4.1 to our 2020 Form 10-K.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 8.    Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Sixth Amended and Restated Certificate of Incorporation of Ocugen, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36751) filed on December 8, 2014).
4.2	Amendment to Sixth Amended and Restated Certificate of Incorporation of Ocugen, Inc., dated September 27, 2019 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36751) filed on October 1, 2019).
4.3	Amendment to Sixth Amended and Restated Certificate of Incorporation of Ocugen, Inc., dated September 27, 2019 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36751) filed on October 1, 2019).
4.4	Amended and Restated Bylaws of Ocugen, Inc. (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-36751) filed on October 1, 2019).
5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP as to the legality of the securities being registered.
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm for Ocugen, Inc.
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of the Registration Statement).
99.1	Ocugen, Inc. 2019 Equity Incentive Plan (filed as Appendix A to the Registrant’s Proxy Statement on Schedule 14A as filed on November 8, 2019, and incorporated herein by reference).
99.2	Form of Incentive Stock Option Agreement under Ocugen, Inc. 2019 Equity Incentive Plan (filed as exhibit 10.29 to the Registrant's Form 10-K as filed on March 27, 2020, and incorporated herein by reference).
99.3	Form of Nonstatutory Stock Option Agreement under Ocugen, Inc. 2019 Equity Incentive Plan (filed as exhibit 10.30 to the Registrant's Form 10-K as filed on March 27, 2020, and incorporated herein by reference).
99.4	Form of Restricted Stock Unit Agreement under Ocugen, Inc. 2019 Equity Incentive Plan (filed as exhibit 10.7 to the Registrant's Form 10-K as filed on March 19, 2021, and incorporated herein by reference).
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern, Commonwealth of Pennsylvania, on this 22nd day of March, 2021.

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Shankar Musunuri
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Ocugen, Inc., hereby severally constitute and appoint Shankar Musunuri and Sanjay Subramanian, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Shankar Musunuri	Chairman, Chief Executive Officer and Director	March 22, 2021
Shankar Musunuri	(Principal Executive Officer)

/s/ Sanjay Subramanian	Chief Financial Officer	March 22, 2021
Sanjay Subramanian	(Principal Financial and Accounting Officer)

/s/ Kirsten Castillo	Director	March 22, 2021
Kirsten Castillo

/s/ Uday B. Kompella	Director	March 22, 2021
Uday B. Kompella

/s/ Ramesh Kumar	Director	March 22, 2021
Ramesh Kumar

/s/ Prabhavathi Fernandes	Director	March 22, 2021
Prabhavathi Fernandes

/s/ Manish Potti	Director	March 22, 2021
Manish Potti

/s/ Suha Taspolatoglu	Director	March 22, 2021
Suha Taspolatoglu

/s/ Junge Zhang	Director	March 22, 2021
Junge Zhang

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